J&J SNACK FOODS CORP

November 8, 2024

Shawn Munsell

Dear Shawn:

Please consider this letter and the accompanying materials to be our formal offer of employment to you as Sr. Vice President & CFO at J & J Snack Foods Sales Corp., ("the Company").

Enclosed you will find a summary of the actual terms and conditions of our employment offer. Please review the offer carefully. If you have any questions or concerns about any aspect of our offer, do not hesitate to contact Mary Lou Kehoe in Human Resources at 856-491-3270.

In closing, on behalf of the Company and myself, please be assured that we are looking forward to working with you as a member of our team. I thoroughly believe that J&J will offer you exciting challenges and opportunities, and I have every confidence that you will help us to successfully meet the exciting challenges ahead.

Sincerely,

Dan Fachner
President and CEO

SUMMARY OF TERMS AND CONDITIONS OF EMPLOYMENT OFFER

This summary together with the accompanying materials represents the key terms and conditions of the offer of employment being extended to you, Shawn Munsell, by J & J Snack Foods Sales Corp., ("the Company").

Title and Reporting Relationship – The title of the position being offered to you is Sr. Vice President & CFO, reporting to Daniel J. Fachner, President & CEO.

Starting Date – Your anticipated date of initial employment is December 2, 2024.

Compensation - Your compensation package will consist of the following elements:

Base Salary – A yearly base salary of $500,000 which will be equivalent to $19,230.77 paid biweekly.

Sign-On Bonus - You will receive a sign-on bonus in the amount of $50,000 (net of applicable taxes) payable within 30 days of your start date with J & J Snack Foods. If you terminate from employment or are terminated for cause within the first twelve (12) months of employment, you agree to repay J & J Snack Foods 100% of this sign-on bonus. If employment termination occurs within months thirteen (13) and twenty-four (24), you agree to repay J & J Snack Foods 50% of this sign-on bonus.

Annual Bonus –You will be entitled to receive an annual bonus with a target amount of 75% of your base salary. The annual payout will be dependent upon factors including Company earnings and can be adjusted up or down from the target as determined in the sole discretion of the President and the Board of Directors.

Annual Equity Award – You will be eligible to participate in our annual long-term incentive plan ("LTIP"). Under our current LTIP, you will be granted annual restricted stock unit awards valued at $400,000. These awards are subject to meeting Company performance metrics and time of service, and vest over a three-year period for the time of service-based awards and on the third anniversary of grant for the performance-based awards (in each case, assuming vesting requirements are met). The restricted stock awards will be evidenced by our standard restricted share unit agreements, which will set forth the terms and conditions associated with the awards in more detail. Grants are typically made in November of each year. Your first grant will be effective shortly after you commence employment and will include an additional amount to address the unvested equity you will forfeit in leaving your current position.

Vacation Entitlement - You will be eligible for vacation 90 days after your date of hire. Vacation entitlement is not accrued and is not limited to a fixed number of days per year. Vacation entitlement will be in accordance with Company policy.

SUMMARY OF TERMS AND CONDITIONS OF EMPLOYMENT OFFER – CONT'D

Employee Benefits - You will be eligible to continue to participate in each facet of the Company's comprehensive benefits program:

Medical Coverage	Tuition Reimbursement
Flex Spending Account	Employee Stock Purchase Plan
Dental Coverage	Employee Savings Plan (401k)
Life Insurance	Long Term Disability
Vision Coverage	Health Spending Account

CONTINGENCIES

The offer of employment to you is contingent upon the following occurrences:

Pre-Employment Drug Screen - This offer is contingent upon your consenting to a drug screen that tests for the use of illegal drugs. Test results that are positive for the presence of illegal drugs will be sufficient grounds for denial or termination of employment with the Company. You will receive an email with instructions from a company called VICTIG with information on next steps for your drug screen.

Employment Eligibility - Pursuant to federal law, on or before your first day of work, you will have to furnish evidence of your right to be legally employed in the United States.

Valid Driver's License - If you are receiving a car allowance or company car or are required to drive a motor vehicle in the performance of your duties you must possess a valid driver's license.

Reference & Background Verification - This offer is also contingent upon verification of your references and background. You will receive an email with instructions from a company called VICTIG with information on the next steps for your background check.

Confidentiality Agreement and Mutual Agreement to Arbitrate Claims - Prior to and not later than your first day of employment, you will have to sign the J&J Snack Foods Corp., Confidentiality Agreement and The Mutual Agreement to Arbitrate Claims indicating your acceptance of the terms contained therein.

Review of Prior Agreements – This offer is also contingent upon your providing the Company with copies of all prior Confidentiality, Non-Compete and/or prior Employment Agreements which you are bound by, before commencement of your employment with the Company. These agreements are subject to review by the Company to ensure there are no provisions that could prevent or limit the scope of your employment with the Company.

SUMMARY OF TERMS AND CONDITIONS OF EMPLOYMENT OFFER – CONT'D

AT-WILL EMPLOYMENT STATUS

YOUR EMPLOYMENT WITH THE COMPANY WILL CONTINUE TO BE ON AN AT-WILL BASIS, WHICH MEANS THAT YOU CAN RESIGN AT ANY TIME AND FOR ANY REASON AND THE COMPANY CAN RELEASE YOU AT ANY TIME AND FOR ANY REASON. A DOCUMENT IN WRITING SIGNED BY AN OFFICER OF THE COMPANY CAN ONLY MODIFY AT-WILL STATUS.

Expiration of Offer – This offer of employment to you shall expire by the earlier of:

- As soon as you notify us of your decision not to accept the terms of this offer, or
- If we do not receive your signed acceptance in the place indicated below, of the stated terms and conditions of this offer letter by November 15, 2024.

ACCEPTANCE OF EMPLOYMENT OFFER

After you have had an opportunity to thoroughly review and understand all of the terms of the Company's offer of employment, please indicate your acceptance by signing this form, and returning the signed original copy to Human Resources.

I have read, understand, and accept the terms of the offer of employment extended to me by J & J Snack Foods Sales Corp.

I understand that I cannot start employment until I first report to the Human Resources Department to complete all legally required hiring documentation and other required indoctrination processes.

Shawn Munsell

Shawn Munsell (Signature)

11 / 11 / 2024

Date